UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Hess Corporation
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HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

HESS DIRECTOR NOMINEES SEND LETTER TO SHAREHOLDERS

WILL OBJECTIVELY OVERSEE CONTINUED VALUE CREATION AT HESS

NEW YORK — May 6, 2013 — Hess Corporation (NYSE: HES) (“Hess” or “the Company”) today sent a letter on behalf of the Company’s new, independent director nominees to all of Hess’ shareholders in connection with its 2013 Annual Meeting of Shareholders, to be held on May 16, 2013.

The Board recommends that shareholders vote FOR the election of Hess’ highly qualified independent nominees on the WHITE proxy card.

For information about Hess’ transformation and the 2013 Annual Meeting, please visit: www.transforminghess.com.

Included below is the full text of the letter:

Dear Hess Shareholder,

As independent nominees to the Hess Board of Directors, we wanted to share our views as the annual meeting approaches on the important decision you will soon make.

INDEPENDENT, UNCONFLICTED OVERSIGHT

Contrary to suggestions by Elliott in the heat and noise of the proxy fight, none of us were required to support the Hess strategic plan as a precondition for serving on the Hess Board.  The Elliott characterization is simply false.  And ISS and Glass Lewis are completely wrong to imply anything to the contrary.

We were first approached by an independent search firm to consider serving on the Hess Board, then undertook a thorough evaluation of Hess’ transformation strategy, met with senior management and the Company’s advisors, and attended Board meetings under observer status.  We did our homework.  We reviewed the Hess plan and we reviewed the Elliott plan.  We reviewed independent research.  We came to the conclusion – independently and like the rest of the market – that the best path to creating sustainable value for shareholders was to continue to pursue the transformation plan Hess has outlined to the market.

ELLIOTT’S PLAN DISCREDITED AND BARELY MENTIONED

As the proxy fight has worn on, we find it interesting that the Elliott nominees, who stand to be paid millions of dollars more than we do if elected, have either professed not to have studied the Hess plan (a plan enthusiastically endorsed by the market), or they now endorse the broad outlines of the Hess plan.  They barely mention Elliott’s initial plan for Hess – which they signed on to – and which has now been discredited by the market.  Did they do their homework?  Should they have?  It appears they didn’t, and they should have.

WE OWE NOTHING TO HESS AND NOTHING TO ELLIOTT; WE OWE A DUTY TO ALL HESS SHAREHOLDERS

We owe nothing to Hess and nothing to Elliott, but we do owe a duty to all shareholders to help create and execute the best plans to increase shareholder value year-in and year-out.  We believe that the plan Hess is pursuing offers the best opportunity to maximize shareholder value, and we are committed to providing independent oversight of Hess management to ensure its continued execution.  When necessary, we will make changes to these strategies to ensure we are delivering the best return to all shareholders.

We have all had successful careers and we have strong reputations in our chosen fields.  We would not have put our reputations at risk if we did not believe we can provide independent oversight to create value for all shareholders.  We simply do not believe that Elliott’s nominees can credibly say they are independent of Elliott, a recent shareholder that designed their unusual pay package.  We find it surprising that a proxy advisor would recommend for all of the dissident Elliott nominees, while arguing that any nominee recommended by the nominating and governance committee of a company – a stock exchange requirement – could somehow be rejected by the advisor on a claim of compromised independence.

WE WILL WORK FOR ALL SHAREHOLDERS

Hess’ current Board and management team have assembled a portfolio of world-class E&P assets, particularly since the decision in 2010 to substantially increase the acreage position in the Bakken oil shale.  It is clear to us that Hess is on the right path in strategically focusing that portfolio, ensuring that it has the appropriate balance of higher-growth, lower-risk assets while at the same time efficiently allocating capital to fund growth and increase returns to shareholders.  If elected, we will work for all shareholders to see that there is continued, solid execution of the plan, and that there is a detailed review of all aspects of Hess governance and oversight for the future.

Increasing lasting shareholder value is what drives each of us and, while we believe that the plan proposed by Hess and endorsed by the market is the right one for the current circumstances and is superior to the Elliott break-up plan, we are each committed to the regular re-examination of the Hess plan and the careful study and pursuit of all strategies and options for building value for all shareholders.

Our backgrounds (see attached bios) have prepared us well to oversee continued value creation at Hess.  Make no mistake, we will not tolerate backsliding or a loss of focus.  We will enforce continued re-evaluation of operational initiatives, capital allocation and strategy.  We will work for you and ask that you give us that opportunity.  We encourage you to vote the WHITE  proxy card today.

Sincerely,

John Krenicki, Kevin Meyers, Fredric Reynolds, William Schrader, Mark Williams

Cautionary Statements

This document contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors. A discussion of these risk factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

This document contains quotes and excerpts from certain previously published material. Consent of the author and publication has not been obtained to use the material as proxy soliciting material.

Important Additional Information

Hess Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Hess shareholders in connection with the matters to be considered at Hess’ 2013 Annual Meeting. Hess has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission in connection with the 2013 Annual Meeting. HESS SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Hess with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Hess’ website at www.hess.com, by writing to Hess Corporation at 1185 Avenue of the Americas, New York, NY 10036, by calling Hess’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or by email at hess@mackenziepartners.com.

SOURCE:  Hess Corporation

Investor Contact:

Jay Wilson, (212) 536-8940

Or

Dan Burch/Bob Marese

MacKenzie Partners, Inc.

(212) 929-5500

Media Contacts:

Jon Pepper, (212) 536-8550

Or

Michael Henson/Patrick Scanlan

Sard Verbinnen & Co

(212) 687-8080